Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the: i) Mereo BioPharma Group plc 2019 Equity Incentive Plan, as amended; ii) Mereo BioPharma Group plc 2019 Non-Employee Equity Incentive Plan, as amended, iii) Mereo BioPharma Group plc Share Option Scheme 2016, as amended; iv) Mereo BioPharma Group plc Deferred Bonus Share Plan 2016, as amended; v) Mereo BioPharma Group plc Long Term Incentive Plan 2016, as amended and vi) Mereo BioPharma Group Share Option Scheme 2015, as amended, of our report dated June 15, 2020, with respect to the consolidated financial statements of Mereo Biopharma Group plc included in its Annual Report (Form 20-F) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Reading, United Kingdom

January 15, 2021